NEWS RELEASE At Old Republic: At Financial Relations Board: Craig R. Smiddy: President and Chief Executive Officer Analysts/Investors: Joe Calabrese 212/827-3772 OLD REPUBLIC ANNOUNCES SHARE REPURCHASE AUTHORIZATION CHICAGO – March 1, 2024 – Old Republic International Corporation (NYSE: ORI) – today announced that its Board of Directors has authorized a $1.10 billion share repurchase program. The Company recently completed its previously announced $450 million share repurchase program authorization. Under the share repurchase program, Old Republic may purchase shares on a discretionary basis from time to time through open market purchases, private negotiated transactions or other means. The timing and amount of any transactions will be conducted subject to the discretion of Old Republic based upon valuation, market conditions and other considerations. Old Republic may also from time to time repurchase shares pursuant to written, pre- arranged Rule 10b5-1 plans, which will be established and conducted in accordance with applicable regulations. The repurchase program is intended to comply with Rule 10b-18 and has no expiration date, does not require the purchase of any minimum number of shares, and may be suspended, modified or discontinued at any time without prior notice. In reaching its decision to authorize the share repurchase program, the Board of Directors evaluated such factors as the current and foreseeable liquidity and capital needs of the parent holding company and its insurance company subsidiaries. Craig R. Smiddy, President and CEO, commented, “Today’s announcement authorizing the return of $1.1 billion to shareholders continues a long history of prudent capital management. It reflects the strength of our balance sheet and continued confidence in the growth and earnings potential of our diversified portfolio of specialty insurance businesses.” Since December 31, 2018, Old Republic has returned over $3.5 billion to shareholders through regular and special cash dividends and share repurchases. As separately announced, the new annualized regular cash dividend rate of $1.06 per share, an 8.2% increase, marks the 43rd consecutive year that Old Republic has increased its regular cash dividend and the 83rd year of uninterrupted regular cash dividend payments. About Old Republic Chicago-based Old Republic International Corporation is one of the nation's 50 largest shareholder-owned insurance businesses. It is a member of the Fortune 500 listing of America’s largest companies. The Company is organized as an insurance holding company whose subsidiaries actively market, underwrite, and provide risk management services for a wide variety of coverages mostly in the general and title insurance fields. Old Republic’s general insurance business ranks among the nation’s 50 largest, while its title insurance business is the third largest in its industry. For Old Republic’s latest news releases and other corporate documents: Please visit us at www.oldrepublic.com Alternatively, please write or call: Investor Relations Old Republic International Corporation 307 North Michigan Avenue, Chicago, IL 60601 (312) 346-8100